Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of November 9, 2005 (“Effective Date”), by and between IT&E International Group (“Company”) and Kelly Alberts (“Executive”).

RECITALS

A.                                   Company desires to retain the services of Executive, and Executive is willing to provide such services to the Company.

B.                                     Company and Executive desire to enter into this Agreement to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

The parties hereby agree as follows:

1.                                       Duties.

1.1.                              Position.  Executive shall serve as President and Chief Operating Officer of the Company and shall have the duties and responsibilities incident to such position and such other duties as may be determined in consultation with the Company’s Board of Directors (“Board of Directors”).  Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities.

1.2.                              Best Efforts.  Executive will expend his best efforts on behalf of Company in connection with his employment and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.

2.                                       Employment Term.  The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until that date which is twenty-four (24) months after the Effective Date (the “Employment Term”), unless earlier terminated by either the Executive or the Company.

3.                                       Compensation.

3.1.                              Base Salary.  As compensation for Executive’s performance of his duties hereunder, Company shall pay to Executive an initial base salary of Twenty One Thousand Five Hundred Eighty Three Dollars and Thirty Three Cents ($21,583.33) per month (“Base Salary”), which if annualized, would represent Two Hundred Fifty Nine Thousand Dollars ($259,000), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  Such Base Salary may be increased at any time or from time to time at the discretion of the Board of Directors.

3.2.                              Annual Bonus.  In addition to the Base Salary, Executive shall be eligible to receive an annual cash bonus, in accordance with, and based upon the satisfaction of the criteria and performance standards to be established by the Board (“Annual Bonus”).

3.3.                              Stock Options.  Effective as of the Effective Date, the Company will grant to Executive stock options to purchase an aggregate of two million five hundred thousand (2,500,000) shares of its common stock (the “Common Stock”)  The exercise price for such Common Stock shall be equal to the fair market value of the Common Stock on the Effective Date, as determined by the Board of Directors.  Such stock options shall have a ten (10) year term and become exercisable or “vest” as described in the individual stock option agreement related thereto, subject to acceleration as set forth below.  The exercisability or “vesting” of such stock options shall automatically accelerate such that the option shall become fully exercisable in accordance with its terms as of the date the Executive is terminated without Cause or resigns for Good Reason.  The other terms and conditions of such stock options shall be governed by the terms and conditions set forth in the individual stock option agreement and the Company’s 2005 Equity Incentive Plan.  Executive shall also be eligible to receive such other stock options, restricted stock or other equity incentive grants pursuant to one or more equity incentive plans offered by the Company from time to time, subject to the approval of the Board of Directors.

4.                                       Health and Welfare Benefit Plans.  The Executive and the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company to similarly situated employees of the Company at Executive’s level.  Such benefits will be paid by the Company for Executive and Executive’s family.

5.                                       Customary Benefits.  Executive shall be entitled to all customary and usual fringe benefits, including, without limitation, a reasonable car allowance, and shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to employees of the Company and that are in effect during the Employment Term, subject to the terms and conditions of Company’s benefit plan documents, as applicable.  Company reserves the right to change or eliminate the fringe benefits or plans, practices and programs on a company-wide, prospective basis, at any time.

6.                                       Business Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.                                       Vacation.  Executive shall be entitled to at least four (4) weeks paid vacation each calendar year in accordance with the Company’s plans, policies and programs then in effect.

8.                                       Severance Package Upon Termination of Employment Other Than for Cause.  If the Company terminates Executive’s employment without Cause or Executive resigns as an employee of the Company for Good Reason, Company agrees to provide Executive with the Severance Package described in section 8.1 below in accordance with the payment schedule set forth in section 8.2 below, provided Executive agrees to comply with all of the conditions set forth in section 8.3 below.

8.1.                              Description of Severance Package.  The “Severance Package” will consist of:

(a)                                  all Accrued Obligations (defined below);

(b)                                 a “Severance Payment” equal to the greater of: (i) the amount of Executive’s then in effect Base Salary that would have been payable to Executive if Executive had been employed by the Company from the Date of Termination through the end of the Employment Term, or (ii) an amount equal to one (1) year of Executives then in effect Base Salary; and

(c)                                  Upon termination of employment, the Executive will be allowed to continue in the Company’s group health insurance plan at the Executive’s own expense for up to eighteen (18) months, in accordance with applicable law (COBRA).  However, if the Executive elects COBRA coverage, the Company will pay the first twelve (12) months of COBRA coverage.

8.2.                              Payment Schedule.  The Severance Package will be paid less required deductions for state and federal withholding tax, social security and all other employment taxes as required by law.  The Accrued Obligations described in section 8.1(a) will be paid within fifteen (15) days after the Date of Termination, unless otherwise required by law.  The Severance Payment described in section 8.1(b) will be payable in equal installments in accordance with the normal payroll practices of the Company from the Date of Termination through the end of the Employment Term or one (1) year after the Date of Termination, whichever is applicable (the “Severance Period”), with the first installment to be paid on the payroll date immediately following the later of the Date of Termination or the date Executive executes the General Release.  The payments to be made under Section 8.1(c) above shall be made in accordance with the terms of the applicable plan or policy.

8.3.                              Conditions to Receive Severance Package.  Executive will receive the Severance Package described above only if he complies with all of the following conditions and continues to comply with the following for the duration of the Severance Period:

(a)                                  Executive executes a full general release in favor of the Company in the form attached hereto as Exhibit A (the “General Release”); and

(b)                                 Executive complies with the Company’s then in effect trade secrets policies and any inventions and proprietary information agreement between Executive and the Company (the “Confidentiality Agreement”) in accordance with the terms thereof.

(c)                                  During the term of the Executive’s employment by the Company, and for the next succeeding twelve (12) months, the Executive shall not, directly or indirectly:

(i)                                     Solicit any of the Company’s customers except on the Company’s behalf, or direct any current or prospective customer to anyone other than the Company for goods or services that the Company provides;

(ii)                                  Influence any of the Company’s employees to terminate their employment with the Company or accept employment with any of the Company’s competitors; or

(iii)                               Interfere with any of the Company’s business relationships, including without limitation those with customers, suppliers, consultants, attorneys, and other agents, whether or not evidenced by written or oral agreements.

The Company’s obligation to make payments under this Section 8 shall cease if at any time Executive is not in compliance with any of the foregoing agreements.

9.                                       Definitions.

9.1.                              Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” shall mean: (i) payment of Executive’s then in effect Base Salary through the Date of Termination to the extent not theretofore paid; (ii) payment of any compensation previously deferred by Executive (together with any accrued interest thereon) and not yet paid by Company and any accrued vacation pay not yet paid by Company; and (iii) payment of any unreimbursed expenses as contemplated by Section 6 hereof.

9.2.                              Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any willful, material violation of any law or regulation applicable to the business of the Company or any subsidiary of the Company; (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (iii) commission of an act of personal dishonesty which involves personal profit in connection with the Company or any subsidiary of the Company, or any other entity having a business relationship with the Company or any subsidiary of the Company; (iv) disregard of the policies of the Company or any subsidiary of the Company, so as to cause material loss, damage or injury to the property, reputation or employees of the Company or any subsidiary of the Company if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; or (v) Executive’s continued failure to satisfactorily perform his job duties, provided reasonable written notice is given to Executive and at least sixty (60) days to cure such performance deficiencies.  In addition, until the date that is thirty (30) days after the date on which the Company’s financial audit for the year ended December 31, 2006 is completed, the definition of “Cause” shall include the following:  a breach of any representation or warranty made by the Company in Article III of that certain Securities Purchase Agreement between the Company and ComVest Investment Partners II LLC and certain other purchasers set forth on the signature pages thereto, dated as of November    , 2005 (the “Purchase Agreement”), as the same are qualified by the Disclosure Schedule delivered in connection with the Purchase Agreement, but assuming in each case that each such representation or warranty is also qualified in its entirety as to the actual knowledge of the Executive as of the date hereof, without any obligation on the part of the Executive to make any inquiry into the same, and that results in damages or liability to the Company in excess of Five Hundred Thousand Dollars ($500,000).

9.3.                              Disability.  For purposes of this Agreement, “Disability” shall mean Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, the Company will comply with any reasonable accommodation obligations it may to Executive under federal and state disability laws.

9.4.                              Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(a)                                  A material diminution in Executive’s position, authority, duties or responsibilities as contemplated by Section 1 of this Agreement, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive;

(b)                                 Any reduction of Executives then in effect Base Salary;

(c)                                  A material adverse change by the Company to the Annual Bonus criteria, milestones or objectives or a decrease in the amount to be received as an Annual Bonus upon achievement of any such criteria, milestone or objective, each as set forth on Exhibit A hereto;

(d)                                 Any Board of Directors action or assignment related to Employee that (i) is contrary to applicable law, regulatory guidelines or accounting standards or which constitutes an unethical business practice and (ii) is not cured by the Board of Directors within thirty (30) days after receipt of written notice by Employee objecting to such action or assignment; or

(e)                                  The Company requiring Executive to (i) be based at any office or location that is more than twenty (20) miles away from the Company’s principal office on the Effective Date, or (ii) travel away from his office in the course of discharging responsibilities or duties in a manner which is (A) inappropriate for the performance of Executive’s duties hereunder, or (B) significantly more frequent (in terms of consecutive days or aggregate days in any calendar year) than was required prior to the Effective Date, in each case without Executive’s written consent.

10.                                 Notice of Termination.  Any termination by Company for Cause or by Executive for Good Reason shall be communicated by a “Notice of Termination” to the other party hereto given in accordance with Section 16.6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).  The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of Executive or Company hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive’s or Company’s rights hereunder.  Any termination by Company without Cause or by Executive without Good Reason must be preceded by thirty (30)

days’ advance written notice in accordance with the terms of Sections 11 and 16.6 of this Agreement.

11.                                 Date of Termination.  “Date of Termination” means the date of death, Disability or the date of delivery of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Executive’s employment is terminated by Company other than for Cause or Executive resigns without Good Reason, the Date of Termination shall be at least thirty (30) days after the date of the applicable Notice of Termination.

12.                                 Nondisparagement.  Executive agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of Company’s officers or directors.  In addition, except as required by law, Executive shall not make any public statements regarding Company without the prior written approval of the Board of Directors.

13.                                 Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in sections 8.3 and 12 of this Agreement would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14.                                 No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in Section 8 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 8 hereof be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits.

15.                                 Deferred Compensation.  To the extent any amount payable under this Agreement constitutes amounts payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the U.S. Internal Revenue Code) following a “separation from service” (as defined in Section 409A of the U.S. Internal Revenue Code), then, notwithstanding any other provision of this Agreement to the contrary, such payment will not be made until the date that is six months following Executive’s separation from service, but only if the Executive is then deemed to be a “specified employee” under Section 409A of the U.S. Internal Revenue Code.

16.                                 General Provisions.

16.1.                        Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

16.2.                        Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.3.                        Severability.  In the event any provision of this Agreement is found to be unenforceable, invalid or illegal by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable, invalid or illegal provision shall be deemed deleted, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

16.4.                        Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review the Agreement and has had it reviewed and negotiated by legal counsel acting on his behalf, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.5.                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California, without reference to its conflicts of laws principles.  Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

The Executive hereby agrees to submit to binding arbitration before the American Arbitration Association (which means A WAIVER OF THE EXECUTIVE’S RIGHT TO SUE IN COURT AND PROCEED BY A JUDGE OR JURY TRIAL) of all disputes and claims arising out of this Agreement.  The Executive further understands and agrees that the Executive shall execute the Company’s standard agreement to arbitrate, which is separate from this Agreement and may be contained in the Company’s Employee Handbook.  This Agreement will be the exclusive method to resolve all disputes or controversies that the Executive or the Company may have, whether or not arising out of the Executive’s employment or termination of that employment with the Company, except as provided in Section 13 hereof.  THE AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF ANY RIGHT THAT THE EXECUTIVE OR THE COMPANY MAY HAVE TO LITIGATE ANY CLAIM IN COURT IN A JUDGE OR JURY TRIAL.

16.6.                        Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below or on the signature pages hereto (or to such other address as a party may designate by notice to the other parties):

If to IT&E:

IT&E International Group
Attention: Peter Sollenne, Chief Executive Officer and
Dave Vandertie, Chief Financial Officer
505 Lomas Santa Fe Drive, Suite 200
Solana Beach, California 92075
Telephone: (858) 777-1644
Facsimile: (858) 366-0961

with a required copy to:	Foley & Lardner LLP Attention: Kenneth D. Polin, Esq. 402 West Broadway, Suite 2300 San Diego, California 92101 Telephone: (619) 234-6655 Facsimile: (619) 234-3510

If to Executive:	Kelly Alberts
Telephone:
Facsimile:

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

16.7.                        Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

16.8.                        Survival.  Sections 8 (“Severance Package Upon Termination of Employment Other than for Cause”), 9 (“Definitions”), 12 (“Nondisparagement”), 13 (“Injunctive Relief”), 14 (“No Mitigation”), 15 (“Deferred Compensation”), 16 (“General Provisions”) and 17 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

17.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Remainder of Page Intentionally Left Blank]

THE PARTIES TO THIS EMPLOYMENT AGREEMENT HAVE READ THE FOREGOING EMPLOYMENT AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS EMPLOYMENT AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	November 9, 2005	EXECUTIVE

/s/ Kelly Alberts

Dated:	November 9, 2005	IT&E International Group

		By:	/s/ Peter Sollenne
Peter Sollenne, Chief Executive Officer

[Signature Page to Employment Agreement]

EXHIBIT A
FORM OF GENERAL RELEASE

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